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                                                                      EXHIBIT 21


Greyhound Lines. Inc.
     Amarillo Trailways Bus Center Inc. (75%)
     Atlantic Greyhound Lines of Virginia, Inc. (100%)
     Continental Panhandle Lines, Inc. (50%)
     Gateway Ticketing Systems, Inc. (25%)
     GLI Holding Company (100%)
         ASI Associations, Inc.  (100%)
             Carolina Associates, Inc. (100%)
                Carolina Coach Company (100%)
                    Wilmington Union Bus Station Corporation (3%)
                Red Bus Systems, Inc. (100%)
                Seashore Transportation Company (100%)
                    Wilmington Union Bus Station Corporation (39.5%) PRB Acquisition, LLC (99%)
         Texas New Mexico & Oklahoma Coaches, Inc. (100%)
             T.N.M.&O. Tours, Inc. (100%)
         Vermont Transit Co. Inc. (100%)
         Valley Garage Company (100%)
         Valley Transit Co., Inc. (100%)
     Greyhound de Mexico, S.A. de C.V. (99.9%)
     PRB Acquisition, LLC  (1%)
     SET Acquisition Corp.  (100%)
     Sistema Internacional De Transporte de Autobuses, Inc. (100%)
         American Bus Sales Associates, Inc.  (100%)
         Americanos U.S.A., LLC  (51%)
         Autobus Leasing Co., LLC  (51%)
         Autobuses Americanos, S.A. de C. V. (49%)
         Autobuses Amigos, LLC  (51%)
         Autobuses Amigos, S.A. de C. V. (49%)
         Autobuses Crucero, S.A. de C. V. (49%)
         Gonzalez, Inc. d/b/a Golden State Transportation (51%) Grupo Centro, Inc. (100%)
         Los Buenos Leasing Co., Inc. (100%)
         Los Rapidos, Inc. (51%)
         Omnibus Americanos, S.A. de C. V. (49%)
     Transportation Reality Income Partners, L.P. (48.9%)
     Union Bus Station of Oklahoma City, Oklahoma (40%)
     Wilmington Union Bus Station Corporation (24.6%)